Exhibit N.8

We consent to the use in this Pre-Effective Amendment 2 to Registration Statement No. 333-136714 on Form N-2 of our report dated November 17, 2006 relating to the financial statements of Kohlberg Capital, LLC and to the reference to us under the heading “Independent Registered Public Accounting Firm” both appearing in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 17, 2006